EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION OR FORMATION

NoJo Baby & Kids, Inc.	Delaware

Sassy Baby, Inc.	Louisiana

Manhattan Group, LLC d/b/a The Manhattan Toy Company	Wyoming

Manhattan Toy Europe Limited	England